Exhibit 99.1

FOR IMMEDIATE RELEASE

Chris Inglis Joins

FedEx Corporation Board of Directors

FedEx Corporation Board Declares Quarterly Dividend

MEMPHIS, Tenn., November 2, 2015 — The Board of Directors of FedEx Corporation (NYSE: FDX) today elected John C. (“Chris”) Inglis as a director. The Board also appointed Mr. Inglis as a member of its Information Technology Oversight and Nominating & Governance Committees.

“We are extremely pleased that Chris has joined our Board of Directors. His cybersecurity and information technology expertise and significant leadership experience will be very valuable to FedEx and the Board,” said Frederick W. Smith, chairman, president and chief executive officer of FedEx Corp.

Mr. Inglis is currently the Robert and Mary M. Looker Distinguished Visiting Professor of Cyber Studies at the U.S. Naval Academy. He retired in 2014 as the Deputy Director and senior civilian leader of the National Security Agency. In this role, he acted as the NSA’s chief operating officer and was responsible for guiding and directing strategies, operations and policy. He began his 28-year career at the NSA as a computer scientist within the National Computer Security Center. Prior to joining the NSA, Mr. Inglis had nine years of active duty service as an officer and pilot in the U.S. Air Force. He also served for twenty-one years with the Air National Guard, retiring as a Brigadier General.

Mr. Inglis is a 1976 graduate of the U.S. Air Force Academy and holds advanced degrees in engineering and computer science from Columbia University, Johns Hopkins University and The George Washington University.

Dividend Declaration

Additionally, the Board of Directors today declared a quarterly cash dividend of $0.25 per share on FedEx Corporation common stock. The dividend is payable January 4, 2016 to stockholders of record at the close of business on December 14, 2015.

Earnings Call Changes

Beginning with its second quarter fiscal 2016 earnings release, FedEx will begin releasing earnings after market close. Also, FedEx’s second and third quarter fiscal 2016 earnings calls scheduled for December 16, 2015 and March 16, 2016 have been moved from 8:30 am eastern time to 5:00 pm eastern time. FedEx’s fourth quarter fiscal 2016 earnings call previously scheduled for June 15, 2016 at 8:30 am eastern time has been rescheduled to June 21, 2016 at 5:00 pm eastern time.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $48 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 325,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com

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